Exhibit 99.1

              TRION, INC. TO PURSUE STRATEGIC ALTERNATIVES

Sanford, N.C., March 17, 1999 /PRNewswire/ -- TRION, INC. (Nasdaq: TRON) Trion, Inc. announced today that its Board of Directors has unanimously decided to pursue strategic alternatives, including the possible sale of the Company. The Board was encouraged by the Company's rebounding sales performance in the fourth quarter of 1998 and by the operational improvements made during 1998. These two factors strongly contributed to the Board's optimistic outlook for 1999. The Company is in a strong position from which to consider the various alternatives available to it.

Trion has retained Harris Williams & Co. of Richmond, Virginia to advise the Company on financial matters in connection with its consideration and pursuit of strategic alternatives. Harris Williams will coordinate all contact with the Company concerning these alternatives. Trion has retained Smith, Helms, Mulliss & Moore, L.L.P. of Charlotte, North Carolina as legal counsel to advise and assist the Company in connection with any proposed transactions.

Steven L. Schneider, President and Chief Executive Officer, stated: "I am very encouraged by our recent strong sales and by operational improvements implemented. Few, if any, companies in our industry offer as broad a range of products as Trion. Our recent added emphasis on commercial and industrial equipment should help further strengthen operating results. Our 1999 outlook is very positive and our financial position continues to be strong. We recognize that our industry has been consolidating and will continue to consolidate, and that there may be value added to Trion through an alliance. Our state-of-the-art facilities and highly motivated workforce make Trion an extremely attractive company for a potential partner or acquirer."

Trion, the indoor air quality leader since 1947, specializes in the design, manufacture and sale of high performance air cleaning and filtration products. The Company provides environmentally sound, clean air solutions for microelectronics, industrial, commercial, medical and residential applications utilizing electronic, HEPA, media and cartridge filter technologies.

Statements in this release concerning operating or financial results or other statements regarding the Company's future performance or earnings are forward looking statements. Such statements in this release are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different form any future results, performance or achievements expressed or implied by the statements found herein. These factors include, among others, the following: general economic and business conditions; success of operating initiatives; changes in business strategy or plans; availability, terms and development of capital; and other factors described in filings of the Company with the S.E.C. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.